EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in this Amendment No. 1 to the Registration Statement on Form F-3  File No. 333- 159212 and related Prospectus of Excel Maritime Carriers Ltd. and to the incorporation by reference therein of our report dated April 24, 2009 (except for Notes 1, 2, 5, 7, 9, 14 and 18 as to which the date is May 29, 2009) with respect to the consolidated financial statements of Excel Maritime Carriers Ltd, included in its report on Form 6-K filed with the SEC on June 1, 2009, and our report dated April 24, 2009 with respect to the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2008 filed with the SEC on May 1, 2009.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

July 6, 2009
Athens, Greece